Exhibit 99.2
Selected Consolidated Financial Data (adjusted to reflect the retrospective application of FSP APB 14-1)
ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA.
     The consolidated financial statements for all periods presented in this Form 10-K are prepared in conformity with U.S. generally accepted accounting principles.
     The Selected Consolidated Financial Data below includes the results of Lionsgate UK, Debmar-Mercury, Mandate Pictures, and TV Guide Network from their acquisition dates of October 17, 2005, July 3, 2006, September 10, 2007, and February 28, 2009, respectively, onwards. The Selected Consolidated Financial Data below also includes the results of Maple Pictures from the date of consolidation of July 18, 2007, onwards. The Selected Consolidated Financial Data below has also been adjusted for the adoption of Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement)” (“FSP APB 14-1”). FSP APB 14-1 applied to the Company’s 2.9375% and 3.625% Convertible Senior Subordinated Notes, issued in October 2004 and February 2005. FSP APB 14-1 did not apply to the 4.875% Convertible Senior Subordinated Notes issued in December 2003 and converted into common shares in December 2006. FSP APB 14-1 requires retrospective application and accordingly the Company’s results of operations for the years ended March 31, 2009, 2008, 2007, 2006, and 2005 and financial positions as at March 31, 2009, 2008, 2007, 2006, and 2005 have been adjusted on a retrospective basis as if FSP APB 14-1 were effective from the date of issuance of the Company’s 2.9375% and 3.625% Convertible Senior Subordinated Notes. See Note 2 and Note 10 to the Consolidated Financial Statements. Due to the acquisitions and the consolidation of Maple Pictures, the Company’s results of operations for the years ended March 31, 2009, 2008, 2007, 2006, and 2005 and financial positions as at March 31, 2009, 2008, 2007, 2006, and 2005 are not directly comparable to prior reporting periods.

	Year Ended March 31,
	2009	2008	2007	2006	2005
		(Amounts in thousands, except per share amounts)
Statement of Operations Data:
Revenues	$1,466,374	$1,361,039	$976,740	$945,385	$838,097
Expenses:
Direct operating	793,816	660,924	435,934	456,986	351,598
Distribution and marketing	669,557	635,666	404,410	399,299	364,281
General and administration	136,563	119,080	90,782	69,936	69,258
Depreciation and amortization	7,657	5,500	3,670	3,821	4,562

Total expenses	1,607,593	1,421,170	934,796	930,042	789,699

Operating income (loss)	(141,219)	(60,131)	41,944	15,343	48,398

Other expenses (income):
Interest expense
Contractual cash based interest	15,131	12,851	14,056	15,057	18,392
Amortization of debt discount and deferred financing costs	19,144	17,048	15,783	14,578	9,757
Interest rate swaps mark-to-market	—	—	—	123	(2,453)

Total interest expense	34,275	29,899	29,839	29,758	25,696
Interest and other income	(5,785)	(11,276)	(11,930)	(4,304)	(3,333)
Gain on sale of equity securities	—	(2,909)	(1,722)	—	—
Gain on extinguishment of debt	(3,023)	—	—	—	—

Total other expenses, net	25,467	15,714	16,187	25,454	22,363

Income (loss) before equity interests and income taxes	(166,686)	(75,845)	25,757	(10,111)	26,035
Equity interests loss	(9,044)	(7,559)	(2,605)	(74)	(200)

Income (loss) before income taxes	(175,730)	(83,404)	23,152	(10,185)	25,835
Income tax provision (benefit)	2,724	4,031	7,680	(1,030)	8,747

Income (loss) before discontinued operations	(178,454)	(87,435)	15,472	(9,155)	17,088
Income (loss) from discontinued operations (including gain on sale in 2006 of $4,872), net of tax of $2,464 in 2006 and $200 in 2005	—	—	—	4,476	362

Net income (loss)	$(178,454)	$(87,435)	$15,472	$(4,679)	$17,450

Basic Per Share Data:
Basic Income (Loss) Per Common Share From Continuing Operations	$(1.53)	$(0.74)	$0.14	$(0.09)	$0.18
Basic Income Per Common Share From Discontinued Operations	—	—	—	0.04	0.00

Basic Net Income (Loss) Per Common Share	$(1.53)	$(0.74)	$0.14	$(0.05)	$0.18

Diluted Per Share Data:
Diluted Income (Loss) Per Common Share From Continuing Operations	$(1.53)	$(0.74)	$0.14	$(0.09)	$0.17
Diluted Income Per Common Share From Discontinued Operations	—	—	—	0.04	0.00

Diluted Net Income (Loss) Per Common Share	$(1.53)	$(0.74)	$0.14	$(0.05)	$0.17

Weighted average number of common shares outstanding:
Basic	116,795	118,427	108,398	103,066	97,610
Diluted	116,795	118,427	111,164	103,066	103,375

Balance Sheet Data (at end of period):
Cash and cash equivalents	138,475	371,589	51,497	46,978	112,839
Investments – auction rate securities	—	—	237,379	167,081	—
Investment in films and television programs	702,767	608,942	493,140	417,750	367,376
Total assets	1,667,250	1,536,927	1,135,598	1,050,953	851,482
Bank loans	255,000	—	—	—	1,162
Subordinated notes and other financing obligations	281,521	261,519	243,675	290,869	284,243
Total liabilities	1,625,557	1,282,328	807,880	809,848	631,733
Shareholders’ equity	41,693	254,599	327,718	241,105	219,749